SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

         Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

  Date of Report (Date of earliest event reported) March 30, 1999


                          ICON Income Fund Eight A. L.P.
      (Exact name of registrant as specified in its charter)



                          Delaware 333-54011 13-4006824
         (State or other jurisdiction of (Commission (IRS
                                    Employer
           incorporation or organization)       File Number)
      Identification Number)


          600 Mamaroneck Avenue, Harrison, New York 10528-1632
        (Address of principal executive offices) (Zip Code)


                                       (914) 698-0600
       (Registrant's telephone number, including area code)







Items 1 and 3 through 8 Not Applicable.

Item 2.    Acquisition or Disposition of Assets.

      ICON Capital Corp. of Harrison NY ("ICON"), the General Partner of ICON Income Fund Eight A L.P. (the "Registrant"), a publicly registered equipment leasing partnership managed by ICON, announced today the acquisition of two significant assets for the portfolio of the Registrant.

     On March 30, 1999 the Registrant acquired various pieces of information systems and network server equipment. This equipment has a gross purchase price of $7,687,321 and is subject to leases with terms ending March 30, 2002 with Amazon.com, Inc. ("Amazon.com"). Amazon.com sells mainly selling books, compact disks, video and audio tapes to the global general public via the Internet. The company completed its initial public offering in May 1997, and is currently traded on the NASDAQ market system.

     On March 30, 1999 the Registrant acquired two Boeing 737-200 Advanced aircraft with a gross purchase price of $13,699,000 and leased to America West Airlines, Inc. ("America West") with a primary lease term ending December 2003. America West is believed to be the ninth largest commercial air carrier in the United States as measured by passenger enplanement. America West has hubs in Phoenix, Las Vegas and Columbus, Ohio and serves both domestic and international destinations.

     On March 30, 1999 the Registrant acquired a 115 foot tugboat and a 414 foot, 70,000 barrel tank barge on charter to Keystone Great Lakes, Inc., whose obligations are ultimately guaranteed by BP Amoco Plc. The Vessels had a gross purchase price of $13,310,245 with a primary lease term ending March 30, 2003. BP Amoco Plc is one of the world's largest oil companies.

     On March 30, 1999 the registrant purchased rotables used in the maintenance of aircraft with a gross purchase price of $3,067,695 and leased to Sabena SA ("Sabena") with primary lease term ending March 30, 2002. Rotables are serialized aircraft components that can be overhauled, repaired and placed back into service in an aircraft; some examples of rotables include instruments, accessories and flight management computers. Sabena is the Belgian flag carrier airline which provides service to many European an d Asian destinations; Swissair now owns 49.5% of Sabena. In Europe, Sabena has partnership arrangements with 15 airlines.


SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized. By: ICON Income Fund Eight A L.P. By: ICON Capital Corp., Its General Partner


                         By:


                         /s/ John L. Lee
                              John L. Lee,
                              Its Senior Vice President
                              and Secretary


Dated: April 15, 1999